As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT No. 333-206990
Under
The Securities Act of 1933

EXPEDIA GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-2705720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1111 Expedia Group Way W
Seattle, WA 98119
(Address of principal executive offices)

ORBITZ WORLDWIDE, INC. 2007 EQUITY AND INCENTIVE PLAN
(Full title of the plan)

Robert J. Dzielak
Chief Legal Officer and Secretary
Expedia Group, Inc.
1111 Expedia Group Way W
Seattle, WA 98119
(Name and address of agent for service)

(206) 481-7200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Expedia Group, Inc. (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (File No. 333-206990) filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2015 (the “2015 Form S-8”) to deregister certain shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) originally registered for issuance pursuant to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “2007 Orbitz Plan”). A total of 562,469 shares of Common Stock were initially registered for issuance under the 2015 Form S-8. The Registration Statement is being terminated because the 2007 Orbitz Plan has expired and all shares of Common Stock that were issuable by the Company pursuant to awards under the 2007 Orbitz Plan have been issued (493,962 shares) or the relevant awards have been cancelled (68,507 shares). Therefore, the Company hereby removes and withdraws from registration all shares of Common Stock registered pursuant to the 2015 Form S-8 that remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the 2015 Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 6, 2021.

EXPEDIA GROUP, INC.

By:	/s/ ROBERT J. DZIELAK
	Name:	Robert J. Dzielak
	Title:	Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the 2015 Form S-8 in reliance upon Rule 478 of the Securities Act.